Exhibit 10.33
DEFERRED COMPENSATION PLAN
FOR NON-EMPLOYEE DIRECTORS OF ENTEGRIS, INC.
Article 1(Effective as of January 1, 2025)
Article 1
INTRODUCTION
1.1Purposes of the Plan. The purposes of the Plan are (a) to attract and retain highly qualified individuals to serve as Directors of the Company, and (b) to provide an opportunity for such Directors to defer a portion of their compensation on an unfunded, nonqualified basis as provided herein.
Article 2
DEFINITIONS
2.1Definitions. For purposes of the Plan, the following capitalized terms shall have the following meanings:
(a)“Account” means a bookkeeping account established and maintained by the Company on behalf of a Director reflecting amounts credited under the Plan, and includes a Cash Deferral/Dividend Equivalent Account and a Share Deferral Account. Each participating Director will have a Cash Deferral/Dividend Equivalent Account, and if applicable, a Share Deferral Account. An Account shall be a bookkeeping entry only and shall be used solely as a device to measure and determine the amounts, if any, to be paid to a Director or his or her Beneficiary under the Plan.
(b)“Administrator” means the Management Development and Compensation Committee of the Board, or such successor committee of the Board thereto.
(c)“Beneficiary” or “Beneficiaries” means the person or persons, including one or more trusts, designated by a Director in accordance with Article 9 to receive payment of the Director’s Accounts in the event of the death of the Director prior to the Director’s receipt of the entire amount credited to his or her Accounts.
(d)"Board” means the Board of Directors of the Company.
(e)“Calendar Year” means a 12-month period beginning January 1 of each year and continuing through December 31 of such year.
(f)“Cash Deferral/Dividend Equivalent Account” of a Director means the bookkeeping account established and maintained by the Company on behalf of the Director reflecting the amount of Director Fees deferred by the Director and credited under the Plan, and as adjusted pursuant to Article 7.
(g) “Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations or any other authoritative guidance issued thereunder, as may be amended from time to time. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection.
(h)“Company” means Entegris, Inc., a Delaware corporation, or any successor thereto.

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(i)“Compensation” means Director Fees and/or Share Awards.
(j)“Director” means a duly elected member of the Board who is not an employee of the Company. The term “Director” shall also include a former Director who continues to be entitled to a benefit under the Plan.
(k)“Director Fee” of a Director for any Calendar Year means the cash compensation, including the cash retainer and any additional cash fees, payable by the Company to the Director related to services performed during such Calendar Year. For example, where the cash retainer is paid upfront quarterly, the Calendar Year for a quarterly retainer is the Calendar Year in which the quarterly retainer is paid.
(l)“Election Form” means the form(s) on which a Director elects to defer Compensation under the Plan, specifies the Form of Payment of the Director’s Accounts, specifies the Hypothetical Investment(s) for the Director’s Cash Deferral/Dividend Equivalent Account, or designates a Beneficiary or Beneficiaries. If and to the extent the Administrator permits elections under the Plan to be made electronically, the Election Form will be the electronic procedure by which the elections are made.
(m)“Equity Plan” means the Entegris, Inc. 2020 Stock Plan, as amended or restated from time to time and including any successor equity plan thereto.
(n)“Form of Payment” means the form in which the Director’s Accounts are paid, as determined in accordance with the terms of the Plan, which may be a lump sum or two to 10 annual installments.
(o)“Plan” means the Deferred Compensation Plan for Non-Employee Directors of Entegris, Inc.
(p)“Section 409A” means Section 409A of the Code.
(q)“Separation from Service” means the Director’s “separation from service” from the Company within the meaning given such term by Section 409A, which generally means that the Director has terminated his or her service as a member of the Board.
(r)“Share” means one share of the common stock, par value $0.01 per share, of the Company.
(s)“Share Award” of a Director for any Calendar Year means an award of Restricted Stock Units by the Company to the Director pursuant to the Equity Plan in such Calendar Year.
(t)“Share Deferral Account” of a Director means the bookkeeping account established and maintained by the Company on behalf of the Director reflecting the number of Shares from Share Awards deferred by the Director and credited under the Plan, and as adjusted pursuant to Article 7.
(u)“Unforeseeable Emergency” with respect to a Director means a severe financial hardship to the Director resulting from an illness or accident of the Director, the Director’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the Director, loss of the Director’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director. In making its determination, the Administrator shall be guided by the prevailing authorities applicable under Section 409A.

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2.2Construction. The masculine gender as used herein shall include the feminine and the singular shall include the plural, and vice versa, unless the context indicates otherwise. The titles and headings given to the various articles, sections, subsections and schedules of the Plan are for convenience of reference only and do not form part of the Plan, and they shall not be considered in determining the purpose, meaning or intent of any provision hereof.
Article 3
ADMINISTRATION
3.1General. The Administrator shall be responsible for the administration of the Plan and for carrying out the provisions hereof. In general, the Administrator shall have full and complete discretionary authority to carry out the provisions of the Plan. In particular, the Administrator shall have full discretionary authority to: (a) interpret the provisions of the Plan and resolve all questions arising in the administration, interpretation and application of the Plan; (b) determine all questions of eligibility and of the status or rights of Directors, Beneficiaries and other persons under the Plan; (c) determine the amount, form and timing of benefits payable under the Plan and the recipient thereof, in accordance with the terms of the Plan, and to resolve any claim for benefits under the Plan; (d) subject to Section 7.1, add or discontinue any Hypothetical Investment, and designate the reallocation of any discontinued Hypothetical Investment pursuant to Section 7.1; (h) establish rules for the administration of the Plan and prescribe the Election Forms and any other forms required to administer the Plan; (i) engage advisors and consultants, including without limitation legal and accounting advisors, and rely on recommendations therefrom; (j) correct any defect, reconcile any inconsistency or supply any omission with respect to the Plan; and (k) take such other actions as are determined by the Administrator to be necessary or advisable for the proper administration of the Plan.
3.2Actions of the Administrator. All determinations, interpretations, rules and decisions of the Administrator shall be conclusive and binding upon all persons having or claiming to have any interest or right under the Plan.
3.3Delegation. The Administrator shall have the power to delegate any of its duties or responsibilities to officers or other employees of the Company or other individuals or entities. Any delegation by the Administrator may allow further delegations by the officer, employee, individual or entity to which the delegation is made. The Administrator may rescind any delegation at any time. Each officer, employee, individual or entity to which a duty or responsibility has been delegated shall be responsible for the exercise of such duty or responsibility and shall not be responsible for any act or failure to act of any other officer, employee, individual or entity.
3.4Conflict of Interest. Any discretionary action by the Administrator under the Plan that affects the rights or benefits under the Plan of an individual who is a member of the Administrator (other than an action of general applicability to all Directors) must be approved by the Board.
3.5Indemnification. The Company shall indemnify and hold harmless each Director, officer and employee of the Company (other than a Director with respect to his or her own benefits under the Plan) and each other individual and entity to whom any duty or power relating to the administration or interpretation of the Plan may be delegated or allocated, against any cost or expense (including reasonable counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or

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bad faith. The amount of the indemnification shall be offset by all amounts received by such person under any liability insurance policies.
Article 4
ELIGIBILITY, SELECTION AND ENROLLMENT
4.1Eligibility.
(a)Generally. Any Director is eligible to participate in the Plan. By November 1 (or such other date established by the Administrator) preceding a Calendar Year, the Administrator shall notify Directors of their eligibility to participate in the Plan for the Calendar Year.
(b)Newly Eligible Directors. In the event that the Administrator determines that a Director will first become eligible to participate in the Plan during a Calendar Year, the Administrator shall notify such individual of its determination and the Director shall first become eligible as of the date such notification is given.
4.2Enrollment Requirements. As a condition to participation in the Plan, an eligible Director must complete, execute and return to the Administrator the Election Form(s) requested by the Administrator within the time specified by it. In addition, the Administrator may establish such other enrollment requirements as it determines are necessary or advisable.
4.3Termination. An individual’s right to defer Compensation shall cease on the last day of the Calendar Year in which he or she ceases to be a Director, although such individual shall continue to be subject to all of the terms and conditions of the Plan for as long as his or her Accounts remain outstanding.
Article 5
COMPENSATION DEFERRALS
5.1Deferral Elections Generally. Except as otherwise permitted by Section 5.2, each Director for a Calendar Year may elect to defer a percentage (in whole number percentages) of his or her Directors Fees related to services performed during the Calendar Year and Share Awards granted in such Calendar Year, up to the applicable maximum permitted by Section 5.3, by filing an Election Form with the Administrator (a “Deferral Election”) by December 31 of the Calendar Year preceding the Calendar Year during which the services related to the Compensation are to be performed (or such earlier date as specified by the Administrator). For example, a Deferral Election for Director Fees related to services to be provided for the April 2025 to June 2025 service period (and which is paid in March 2025) must be filed no later than December 31, 2024, and a Deferral Election for a Share Award granted in Calendar Year 2025 must be filed no later than December 31, 2024; and a Deferral Election for Director Fees related to services to be provided for the January 2026 to June 2026 service period (and which is paid in December 2025) must be filed no later than December 31, 2024. Deferral Elections for Compensation related to services to be performed during a Calendar Year shall become irrevocable as of December 31 of the preceding Calendar Year. Unless the Administrator provides otherwise prior to the start of a subsequent Calendar Year, a Director’s Deferral Election for a Calendar Year shall apply to each subsequent Calendar Year thereafter unless and until the Director revokes or changes his or her Deferral Election prior to the subsequent Calendar Year.
5.2Newly Eligible Directors. Notwithstanding Section 5.1, an individual who first becomes a Director during a Calendar Year pursuant to Section 4.2(b) may make a Deferral Election for such Calendar Year by filing an Election Form no later than 30 days following the

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date that notification of eligibility is given to the extent permitted by Section 409A; provided, however, such Deferral Election will only apply to (a) Director Fees related to services performed during the Calendar Year after the date that is 30 days following the date that notification of eligibility is given (and which are payable after the date that is 30 days following the date that notification of eligibility is given), and (b) Share Awards granted in such Calendar Year after the date that is 30 days following the date that notification of eligibility is given. Deferral Elections made pursuant to this Section 5.2 shall become irrevocable as of the date that is 30 days following the date that notification of eligibility is given. If the Director’s irrevocable Deferral Election is received by the Administrator prior to their initial election or appointment as a Director, it will be eﬀective subject to and upon his or her election or appointment as a Director and will apply to Director Fees earned and Share Awards granted on or after the date of their initial election or appointment as a Director. If the Director’s irrevocable Deferral Election is received by the Administrator after 30 days following their initial election or appointment as a Director, it will be eﬀective as of and apply (a) to their Director Fees earned for the service period commencing in the following Calendar Year in which they were initially elected or appointed as a Director (and which are payable in such following Calendar Year), and (b) to their Share Awards granted in the following Calendar Year in which they were initially elected or appointed as a Director. An individual who already participates or is eligible to participate in (including an individual who has any entitlement, vested or unvested, to payments under) any other nonqualified deferred compensation plan that would be required to be aggregated with the Plan for purposes of Section 1.409A-1(c)(2) of the Treasury Regulations shall not be treated as eligible for the mid-year election rules of this Section 5.2 with respect to the Plan, even if he or she had never previously been eligible to participate in the Plan itself.
5.3Maximum Deferral. Unless the Administrator provides otherwise for a Calendar Year, a Director may elect to defer:
(a)up to 100% of his or her Director Fee for the Calendar Year; and
(b)up to 100% of his or her Share Award for the Calendar Year.
The Administrator may decrease the maximum deferral limits for any Calendar Year as it may determine in its sole and absolute discretion. If a Deferral Election for a Calendar Year is made for more than the maximum percentage permitted for the Calendar Year, then the Deferral Election shall default to the applicable maximum percentage for the Calendar Year.
5.4Form of Deferral Election. Each Deferral Election shall be made in writing on an Election Form prescribed by the Administrator.
5.5Cash Deferral/Dividend Equivalent Accounts.
(a)Director Fees. The amount of Director Fees deferred by a Director shall be credited to a Cash Deferral/Dividend Equivalent Account established and maintained by the Company for the Director. For the avoidance of doubt, a Director shall have only one Cash Deferral/Dividend Equivalent Account that contains deferrals of Director Fees for all Calendar Years in which the Director has a valid Deferral Election. Unless otherwise provided by the Administrator, the amount of Director Fees deferred shall be credited at the time that the deferred Director Fees would otherwise have been paid to the Director.
(b)Dividend Equivalents. In addition, (i) any dividend equivalents payable on Shares from a Share Award deferred by a Director shall be credited to the Cash Deferral/Dividend Equivalent Account established and maintained by the Company for the Director at

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the time that the deferred Shares are credited to the Director’s Share Deferral Account pursuant to Section 5.6, and (ii) any dividend equivalents on the Shares credited to a Director’s Share Deferral Account pursuant to Section 7.3(c) shall be credited to the Cash Deferral/Dividend Equivalent Account established and maintained by the Company for the Director on the dividend payment date applicable to such dividend.
5.6Share Deferral Accounts. The number of Shares from any Share Awards deferred by a Director shall be credited to a Share Deferral Account established and maintained by the Company for the Director. For the avoidance of doubt, a Director shall have only one Share Deferral Account that contains deferrals of Share Awards for all Calendar Years in which the Director has a valid Deferral Election. Unless otherwise provided by the Administrator, the number of Shares from a deferred Share Awards shall be credited at the time that the Share Award would otherwise have been paid to the Director.
5.7Payment Election. As part of a Director’s initial Deferral Election, the Director may elect one Form of Payment that shall apply to both his or her Cash Deferral/Dividend Equivalent Account and Share Deferral Account. The Director may elect the Form of Payment to be a lump sum, or two to 10 annual installments. If a Director does not timely elect a Form of Payment for his or her Accounts, then the Form of Payment shall be a lump sum. Except as otherwise permitted by Article 6, a Director may not change the Form of Payment.
5.8Vesting. A Director shall at all times be 100% vested in his or her Accounts.
Article 6
CHANGES TO FORM OF PAYMENT
6.1Change to Form of Payment Election. Subject to this Article 6 and any terms or restrictions that may be imposed by the Administrator, a Director may elect to change the Form of Payment with respect to his or her Accounts to another permissible Form of Payment (e.g., lump sum or two to 10 annual installments) by filing a new Election Form with the Administrator. A Director may only make a subsequent election to change the Form of Payment once. A subsequent election to change the Form of Payment shall become irrevocable after the date made.
6.2Limitations on Change to Form of Payment. Any subsequent election by a Director to change the Form of Payment pursuant to Section 6.1 shall be subject to the following limitations, in addition to any terms or restrictions that may be imposed by the Administrator:
(a)the subsequent election to change the Form of Payment must be made not less than 12 months before the first March or September that is at least six months following the Director’s Separation of Service; if the subsequent election is not timely made, the change shall not be effective and the prior Form of Payment shall continue to apply; and
(b)regardless of the Form of Payment for the Accounts, the subsequent election to change the Form of Payment shall not take effect until the 12-month anniversary of the date on which the subsequent election is made; if the Director has a Separation from Service before the 12-month anniversary of the date on which the subsequent election is made, the change shall not be effective and the prior Form of Payment shall continue to apply.
6.3Effects of Change to Form of Payment. If a subsequent election by a Director to change the Form of Payment pursuant to Section 6.1 becomes effective pursuant to Section 6.2, then the time of payment under Section 8.1 for the Director’s Accounts shall be delayed by five years. For example, if the Accounts were payable on the first March or

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September that is at least six months following the Director’s Separation from Service, then the Accounts will become payable on the first March or September that is at least six months following the five-year anniversary of the Director’s Separation from Service.
Article 7
ACCOUNT INVESTMENT
7.1Cash Deferral/Dividend Equivalent Account Hypothetical Investments. The hypothetical investment(s) made available under the Plan for purposes of valuing Directors’ Cash Deferral/Dividend Equivalent Accounts (each a “Hypothetical Investment”) shall be those made available under the Amended and Restated Supplemental Executive Retirement Plan for Key Salaried Employees of Entegris, Inc., as amended or restated from time to time (the “SERP”), as such Hypothetical Investments may be added or discontinued under the SERP from time to time. Notwithstanding the foregoing, a Director shall not be permitted to select a Hypothetical Investment based on the value of Shares. In the event there are no Hypothetical Investments under the SERP, then the Administrator shall establish from time to time the Hypothetical Investment(s) made available under the Plan for purposes of valuing Directors’ Cash Deferral/Dividend Equivalent Accounts and (i) at any time, the Administrator may, in its discretion, add one or more additional Hypothetical Investments under the Plan and (ii) the Administrator, in its sole discretion, may discontinue any Hypothetical Investment at any time, and provide for the portions of Directors’ Cash Deferral/Dividend Equivalent Accounts designated to the discontinued Hypothetical Investment to be reallocated to another Hypothetical Investment.
7.2Share Deferral Account Hypothetical Investment. Shares credited to a Director’s Share Deferral Account from the deferral of Share Awards shall be hypothetically invested in Shares.
7.3Account Adjustments for Hypothetical Investments.
(a)Hypothetical Investments. While a Director’s Accounts do not represent the Director’s ownership of, or any ownership interest in, any particular assets, the Director’s Accounts shall be adjusted in accordance with the Hypothetical Investment(s), subject to the conditions and procedures set forth herein or established by the Administrator from time to time.
(b)Cash Deferral/Dividend Equivalent Accounts. For Directors’ Cash Deferral/Dividend Equivalent Accounts, any notional cash earnings generated under a Hypothetical Investment (such as interest and cash dividends and distributions) shall, at the Administrator’s sole discretion, either be deemed to be reinvested in that Hypothetical Investment or reinvested in one or more other Hypothetical Investment(s) designated by the Administrator.
(c)Share Deferral Accounts. For Directors’ Share Deferral Accounts, on the date on which the Company pays a dividend on Shares, dividend equivalents, in an amount equal to the per-Share cash dividend multiplied by the number of Shares credited to a Director’s Share Deferral Account on the shareholder record date applicable to such dividend, will be credited to the Director’s Cash Deferral/Dividend Equivalent Account. In the event of any change in the outstanding Shares by reasons of any stock split, stock dividend, split up, split-off, spin-off, recapitalization, merger, consolidation, rights offering, reorganization, combination or exchange of Shares, a sale by the Company of all or part of its assets, any distribution to the shareholders other than a normal cash dividend, or other extraordinary or unusual event, the number of Shares credited to the Directors’ Share Deferral Accounts shall be

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automatically adjusted on the same basis so that the proportionate interest of the Directors shall be maintained as before the occurrence of such event.
(d)Timing. All notional acquisitions and dispositions of Hypothetical Investments under the Directors’ Accounts shall be deemed to occur at such times as the Administrator shall determine to be administratively feasible in its sole discretion and the Director’s Accounts shall be adjusted accordingly. In addition, the Director’s’ Accounts may be adjusted from time to time, in accordance with procedures and practices established by the Administrator, in its sole discretion, to reflect any notional transactional costs and other fees and expenses relating to the deemed investment, disposition or carrying of any Hypothetical Investment for the Directors’ Accounts.
7.4Direction of Hypothetical Investments. Subject to the terms of the Plan and applicable laws, the Administrator may allow Directors to designate how they would prefer their Cash Deferral/Dividend Equivalent Account be deemed to be invested among the Hypothetical Investments made available by the Administrator, subject to any limitations, operating rules and procedures as may be required by the Administrator or its designated agents from time to time; provided, however, the Administrator shall have the authority to specify an allocation of all or a portion of a Director’s Cash Deferral/Dividend Equivalent Account among one or more Hypothetical Investments different from the allocation designated by the Director, in which case the designation by the Administrator shall control. Directors’ Cash Deferral/Dividend Equivalent Accounts shall be adjusted to reflect the aggregate performance of the Hypothetical Investment(s).
7.5No Guarantee of Return. Neither the Company nor the Administrator makes any representation or guarantee regarding whether and to what extent there will be any increase or decrease in the value of a Director’s Accounts. It is possible that a Director’s Accounts will go down in value. The Company and the Administrator shall not be liable or responsible for, and the Director assumes all risk in connection with, any decrease (or lack of increase) in the Director’s Accounts.
Article 8
PAYMENT OF ACCOUNTS
8.1Payments. Except as otherwise provided by Section 8.3, a Director’s Cash Deferral/Dividend Equivalent Account and Share Deferral Account will be paid or commence to be paid either the first March or September that is at least six months following a Director’s Separation from Service and in the Form of Payment as determined pursuant to Section 5.7. Notwithstanding the foregoing, in the event of the death of a Director, the balance of the Director’s Accounts will be paid to the Director’s Beneficiary or Beneficiaries in a lump sum no later than December 31 of the Calendar Year following the Calendar Year that includes the date of the Director’s death.
8.2Amount of Payment.
(a)Cash Deferral/Dividend Equivalent Accounts. The amount of payment for a Director’s Cash Deferral/Dividend Equivalent Account shall be the value of such Account (as adjusted pursuant to Article 7) as of a date (determined by the Administrator in its sole discretion) preceding the date on which the payment is made.
(b)Share Deferral Accounts. The number of Shares paid from a Director’s Share Deferral Account shall be the number of Shares equal to the number of hypothetical Shares credited to such Account (as adjusted pursuant to Article 7) as of a date (determined by the Administrator in its sole discretion) preceding the date on which the payment is made. A

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Director’s Share Deferral Account shall only be paid in Shares under the Equity Plan, provided that cash shall be distributed in lieu of any fractional Share.
8.3Installment Payments.
(a)Cash Deferral/Dividend Equivalent Accounts. In the event that a Cash Deferral/Dividend Equivalent Account is payable in installments, the amount of each installment will be the value of the Cash Deferral/Dividend Equivalent Account as of the installment payment date, determined in accordance with Section 8.2, multiplied by a fraction, the numerator of which is one and the denominator of which is the number of remaining payments (e.g., if the Director elected to have his or her Cash Deferral/Dividend Equivalent Account paid in five installments, the first annual installment payment would be the amount of the Director’s Cash Deferral/Dividend Equivalent Account multiplied by 1/5, the second annual installment payment would be the remaining amount of the Director’s Cash Deferral/Dividend Equivalent Account multiplied by 1/4, etc.).
(b)Share Deferral Accounts. In the event that a Share Deferral Account is payable in installments, the number of Shares of each installment will be the number of Shares credited to the Share Deferral Account as of the installment payment date, determined in accordance with Section 8.2, multiplied by a fraction, the numerator of which is one and the denominator of which is the number of remaining payments, rounded down to the nearest whole number and with any fractional Share remaining with the final installment paid in cash (e.g., if the Director elected to have his or her Share Deferral Account paid in five installments, the first annual installment payment would be the number of Shares credited to the Director’s Share Deferral Account multiplied by 1/5 (rounded down to the nearest whole number), the second annual installment payment would be the remaining number of Shares credited to the Director’s Share Deferral Account multiplied by 1/4 (rounded down to the nearest whole number), etc.).
8.4Acceleration of Payments. Except as specifically permitted by this Section 8.4 or in other sections of the Plan, no acceleration of the time or schedule of any payment may be made hereunder. Notwithstanding the foregoing, payments may be accelerated hereunder by the Administrator in the following circumstances, subject to and in accordance with the provisions of Section 1.409A-3(j)(4) of the Treasury Regulations:
(a)De Minimis Cash-Out. The Administrator shall have the discretion to require a mandatory lump sum payment of a Director’s Accounts, provided that: (i) the payment results in the termination and liquidation of the Director’s interest in the Plan and all arrangements which would be aggregated with the Plan under Section 409A; and (ii) the payment is not greater than the applicable dollar amount under Section 402(g)(1)(B) of the Code for the Calendar Year of acceleration (e.g., $22,500 for 2023).
(b)Payment upon Income Inclusion under Section 409A. The Plan will permit the acceleration of the time or schedule of a payment to a Director at any time the Plan fails to meet the requirements of Section 409A. Such payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Section 409A.
8.5Delay of Payments. The Administrator may, in its sole discretion, delay the time of a payment under the Plan to a time otherwise permitted under Section 409A in accordance

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with the requirements, restrictions and limitations of Section 1.409A-2(b)(7) of the Treasury Regulations.
8.6Actual Date of Payment. To the extent permitted by Section 409A:
(a)If calculation of the amount of a payment is not administratively practicable due to events beyond the control of the Director (or the Director’s Beneficiary), the payment may be delayed, provided that the payment must be made as soon as calculation of the amount of the payment is administratively practicable. The inability of the Administrator to calculate the amount or timing of a payment due to a failure of the Director (or the Director’s Beneficiary) to provide reasonably available information necessary to make such calculation does not constitute an event beyond the control of the Director.
(b) If the making of a payment at the date specified under the Plan would jeopardize the ability of the Company to continue as a going concern, the payment may be delayed, provided that the payment must be made as soon as administratively practicable after the making of the payment would not have such effect.
8.7Unforeseeable Emergency. In the event that a Director experiences an Unforeseeable Emergency, the Director may petition the Administrator to receive a partial or full payout of amounts credited to the Director’s Accounts. The Administrator shall determine, in its sole discretion, whether the requested payout shall be made, the amount of the payout and the Account(s) from which the payout will be made; provided, however, that the payout shall not exceed the lesser of the balance of the Director’s Accounts or the amount reasonably needed to satisfy the Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution. In making its determination under this Section 8.7, the Administrator shall be guided by the requirements of Section 409A and any other related prevailing legal authorities, and the Administrator shall take into account the extent to which a Director’s Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by the liquidation by the Director of his or her assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).
8.8Discharge of Obligations. The payment to a Director or his or her Beneficiary of the Director’s Accounts shall discharge all obligations of the Company to such Director and his or her Beneficiary under the Plan.
8.9Payment to Representative; Uncertainty as to Recipient.
(a)Incompetency. Any person entitled to receive a payment under the Plan shall be presumed to be mentally competent until the date on which the Administrator receives a written notice in a form and manner acceptable to the Administrator that such person is incompetent and that a guardian, conservator or other person legally vested with the interest of his or her estate has been appointed. If a guardian, conservator or other person legally vested with the interest of the estate of any person receiving or claiming payments under the Plan is appointed, payments under the Plan may be made to such guardian, conservator or other person provided that the proper proof of appointment and continuing qualification is furnished in a form and manner acceptable to the Administrator.
(b)Minors. If a distribution is to be made to a minor and no guardian or conservator has been appointed with respect to such minor, payments under the Plan may be made to a parent of such minor or an adult with whom the minor maintains his residence, or to the custodian for such minor under the Uniform Gifts to Minors Act or Uniform Transfers to Minors Act, if such is permitted by the laws of the state in which the minor resides.

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(c)Uncertainty. Notwithstanding Section 8.1, the Administrator may, at its option, in the event of doubt as to the proper individual or entity entitled to receive payment under the Plan, pay over any and all sums of money to a court of appropriate jurisdiction, as determined by the Administrator in its sole discretion, to await disposition after determination of the rightful individual or entity entitled thereto by final judgment or otherwise.
(d)Discharge of Liability. Any payments made in accordance with this Section 8.9 shall be a complete discharge of any liability of the Company for such payments. There shall be no accrual of interest or other earnings on payments delayed pending determination of the proper recipient under this Section 8.9.
Article 9
BENEFICIARY DESIGNATION
9.1Designation. Each Director may designate any person or persons to receive any benefits payable under the Plan upon the Director’s death, and the designation may be changed from time to time by the Director by filing a new designation. Each designation will revoke all prior designations by the same Director, shall be in the form prescribed by the Administrator, and shall be effective only when filed in writing with the Administrator during the Director’s lifetime.
9.2No Valid Designation. In the absence of a valid Beneficiary designation, or if, at the time of a Director’s death, there is no living Beneficiary validly named by the Director, the Company shall pay the deceased Director’s Accounts to the Director’s estate, which shall be considered the Beneficiary for purposes of the Plan.
9.3Uncertainty. If a question arises as to the existence or identity of anyone entitled to receive a death benefit payment under the Plan, or if a dispute arises with respect to any death benefit payment under the Plan, the Company may distribute the payment to the Director’s estate without liability for any tax or other consequences, or may take any other action which the Administrator deems to be appropriate.
Article 10
AMENDMENT, MODIFICATION AND TERMINATION
10.1Amendment. The Administrator may, at any time, amend or modify the Plan in whole or in part; provided, however, that, except to the extent necessary to bring the Plan into compliance with Section 409A, no amendment or modification shall be effective to decrease the value of a Director’s Account in existence at the time an amendment or modification is made.
10.2Termination. The Administrator reserves the right to terminate and liquidate the Plan in accordance with Section 1.409A-3(j)(4)(ix) of the Treasury Regulations.
Article 11
MISCELLANEOUS
11.1Director Information. Each Director and Beneficiary must inform the Administrator of any change in his or her address. All notices to any person from the Administrator will be sent to the last known address of such person and there will be no further obligation to such person in the event any such communication is not received by the person. In addition, each Director and Beneficiary will promptly furnish information to the Administrator as to any and all facts which the Administrator may reasonably require concerning any person affected by the terms of the Plan. The Administrator shall not be

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obligated to search for any Director or Beneficiary beyond the sending of a registered letter to the last known address.
11.2Corrections. If any fact relating to a Director, Beneficiary or any other person has been misstated, the correct fact may be used to determine the amount of benefit payable to him or her or to such other person. If overpayments or underpayments have been made because of such incorrect statement, the amount of any future payments may be appropriately adjusted.
11.3Severability. In case any provision of the Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.
11.4Nonassignability. Neither a Director nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part hereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment (except to the extent the Company may be required to garnish amounts from payments due under the Plan pursuant to applicable law) or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Director or any other person, be transferable by operation of law in the event of a Director’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise. If any Director, Beneficiary or successor in interest is adjudicated bankrupt or purports to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber transfer, hypothecate, alienate or convey in advance of actual receipt, the amount, if any, payable hereunder, or any part thereof, the Administrator, in its discretion and subject to Section 409A, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Director, Beneficiary or successor in interest in such manner as the Administrator shall direct.
11.5Loans. No loans to Directors shall be permitted under the Plan.
11.6No Right to Continued Service. Nothing in the Plan shall be deemed to give Director the right to be retained in the service of the Company or to interfere with the right of the Company to discipline or discharge the Director at any time.
11.7Unsecured General Creditor Status of Director. Payment to a Director, Beneficiary or other person hereunder shall be made from assets which shall continue, for all purposes, to be part of the general, unrestricted assets of the Company and no person shall have any interest in any such asset by virtue of any provision of the Plan. The Company’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that any person acquires a right to receive payments from the Company under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Company and no such person shall have or acquire any legal or equitable right, interest or claim in or to any property or assets of the Company.
11.8Rights as a Shareholder. A Director shall have no voting rights with respect to any Hypothetical Investment or hypothetical investment in Shares hereunder and shall have

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none of the rights of a shareholder with respect to Shares covered by any deferred Share Awards until the Director becomes the record holder of such Shares.
11.9Unclaimed Benefits. In the case of a benefit payable on behalf of such Director, if the Administrator is unable, after reasonable and diligent effort, to locate the Director or Beneficiary to whom such benefit is payable, such Plan benefit may be forfeited to the Company upon the Administrator’s determination one year after the date the benefit first became payable. Notwithstanding the foregoing, if, subsequent to any such forfeiture, the Director or Beneficiary to whom such Plan benefit is payable makes a valid claim for such Plan benefit, such forfeited Plan benefit shall be paid by the Company to the Director or Beneficiary, without interest from the date it would have otherwise been paid. Notification by certified or registered mail to the last known address of the person is deemed a reasonable and diligent effort to locate the person.
11.10Governing Law. Except to the extent preempted by federal law, the provisions of the Plan shall be construed and interpreted according to the internal laws of the Commonwealth of Massachusetts, without regard to its conflicts of laws principles.
11.11Taxes.
(a)Tax Withholding. For each Calendar Year in which a deferral amount is being withheld from a Director pursuant to the Plan, the Company shall withhold from the portion of the Director’s compensation that is not being deferred, all applicable taxes, and any and all other amounts required to be withheld under Federal, state or local law and other applicable guidance. The Company will also withhold from any payment made under the Plan to a Director or Beneficiary, and from any amount taxable under Section 409A, all applicable taxes, and any and all other amounts required to be withheld under Federal, state or local law and other applicable guidance, and the amount withheld shall reduce the amount payable to the Director or Beneficiary.
(b)Compliance with Section 409A. The benefits under the Plan are intended to comply with the requirements of Section 409A, and the Plan and the forms and materials used in the administration and operation of the Plan shall be interpreted and construed in a manner consistent with such intention. Notwithstanding the foregoing, the Company makes no representation or guarantee that the benefits under the Plan comply with the requirements of Section 409A, and the Company shall not be liable to any Director, Beneficiary or other person for any Federal, state or local taxes, penalties or interest imposed on such person as a result of a failure to comply with Section 409A. For purposes of Section 409A, payments to be made in a series of installments shall be treated as separate payments.
(c)Directors Should Consult Advisors. Neither the Administrator, the Company, nor any of the Company’s Directors, officers, employees or agents make any representation or warranty with respect to the tax (including Section 409A), financial, estate planning or other legal implications of participation in the Plan. Directors should consult with their own tax, financial and legal advisors with respect to their participation in the Plan.
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ENTEGRIS PROPRIETARY AND CONFIDENTIAL – INTERNAL